Exhibit 4.2

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [ • ]

CUSIP: 053332 BB7	$[ • ]

AUTOZONE, INC.

[FORM OF] 4.750% Senior Note due 2032

Original Issue Date: August 1, 2022
Interest Payment Dates: February 1 and August 1
Maturity Date: August 1, 2032
Interest Rate: 4.750%

AUTOZONE, INC., a Nevada corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [ • ] dollars ($[ • ]) (the “Principal Amount”) on the Maturity Date shown above, except as provided below, and to pay interest thereon at the rate per annum shown above. (Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.) The Company will pay interest semiannually on the Interest Payment Dates, commencing on February 1, 2023. Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Original Issue Date shown above. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the January 15 or the July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the Corporate Trust Office of the Trustee in Atlanta, Georgia, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

If the Company defaults in a payment of interest on this Note, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the persons who are Securityholders of this Note on a subsequent special record date. The Company shall fix that record date and payment date. At least ten (10) days before that record date, the Company shall mail to the Trustee and to each Securityholder a notice that states that record date, the payment date and the amount of interest and any interest thereon to be paid. The Company may pay defaulted interest and any interest thereon in any other lawful manner.

This Note is one of a duly authorized issue of securities of the Company (the “Securities”), of the Series hereinafter specified, all issued under and pursuant to an indenture, dated as of August 8, 2003, together with the Officers’ Certificate dated August 1, 2022 (the “Officers’ Certificate”), establishing the terms of the Notes (the “Indenture”), between the Company and Regions Bank (as successor in interest to The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A.)), as Trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and Holders of the Securities. The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued in one or more Series, which different Series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a Series designated as the “4.750% Senior Notes due 2032” of the Company (herein referred to as the “Notes”), initially issued in an aggregate principal amount of seven hundred fifty million dollars ($750,000,000). The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes and otherwise identical in all respects, except for the issue price, the issue date, the payment of interest accruing prior to the issue date of such additional Notes and, in some cases, the first payment of interest following the issue date of such additional Notes and the initial interest accrual date thereof, so that such further Notes shall be consolidated and form a single Series with the Notes.

The Notes constitute senior unsecured debt obligations of the Company and rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

In accordance with and subject to the provisions of the Officers’ Certificate, the Holders of the Notes may require that the Company repurchase the Notes if a Change of Control Triggering Event has occurred.

The Notes will be redeemable at the Company’s option at any time in whole or from time to time in part. Prior to May 1, 2032 (three months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Notes will not be subject to, or have the benefit of, any sinking fund.

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, or shall become, due and payable, in the manner, with the effect and subject to certain conditions set forth in the Indenture. The Indenture provides that, subject to certain conditions therein set forth, any such declaration of acceleration and its consequences may be waived by the Holders of a majority in principal amount of the outstanding Notes.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of at least a majority in principal amount of the outstanding Notes to be affected thereby, as provided in the Indenture, to enter into supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; and the Indenture also contains provisions allowing the Holders of at least a majority in principal amount of the outstanding Notes to waive compliance with any provision of the Indenture or this Note; provided, however, that no such supplemental indenture or amendment or waiver may, without the consent of each Holder of Notes to be affected (a) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate of, change the method of determination of or extend the time for payment of interest (including default interest) on any Note; (c) reduce the principal or change the Stated Maturity of any Note; (d) make any change in the provisions concerning waivers of Events of Default by Holders or the rights of Holders to recover the principal of or interest on any Note; (e) waive a Default or Event of Default in the payment of the principal of or interest on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or interest on any Note payable in any currency other than that stated in the Note; (g) make any change in Sections 7.8, 7.13, or 10.3 of the Indenture; or (h) waive a redemption payment with respect to any Note. The Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture with respect to the Notes and its consequences, except a Default (i) in the payment of the principal of or interest on any Note (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each outstanding Notes affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Any such waiver by the Holders of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders and owners of this Note and of any Note issued upon the transfer hereof or in exchange or substitution hereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable by the Holder hereof on the register of the Company, upon due presentment of this Note for registration of transfer at the office of the Registrar, or at the office of any co-registrar duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Registrar or any such co-registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for an equal principal amount will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The Notes are issuable only as registered Notes without coupons in denominations equal to $2,000 or an integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for new Notes of any authorized denominations of an equal principal amount as requested by the Holder surrendering the same.

Notwithstanding the other provisions of the Indenture, payment of the principal of and interest, if any, on any Note represented by a Global Security shall be made to the Holder thereof. The Company and the Trustee understand that interest on any such Global Security will be disbursed or credited by the Depository to the persons having beneficial ownership thereof pursuant to a book-entry or other system maintained by the Depository.

Except as provided in the foregoing paragraph, the Company, the Trustee and any Agent shall treat a person as the Holder of such principal amount of outstanding Notes represented by a Global Security as shall be specified in a written statement of the Depository with respect to such Global Security, for purposes of obtaining any consents, declarations, waivers or directions required to be given by the Holders pursuant to this Indenture.

The Holder of this Note shall not have recourse for the payment of principal of or interest on this Note or for any claim based on this Note or the Indenture against any director, officer, employee or stockholder, as such, of the Company. By acceptance of this Note, the Holder waives and releases all such liability.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

All terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication has been executed by manual signature of the Trustee, this Note shall not be valid.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed manually or in facsimile.

Date: August 1, 2022

AUTOZONE, INC.

By:
Name:	Brian L. Campbell
Title:	VP Treasury, Tax & Investor Relations and Treasurer

By:
Name:	Jamere Jackson
Title:	Chief Financial Officer and Executive Vice President – Finance and Store Development

[Signature Page to Global Note (No. [ • ])]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the
Series designated therein, referred to
in the within-mentioned Indenture.

REGIONS BANK, (AS SUCCESSOR IN INTEREST TO THE BANK OF NEW york MELLON TRUST company, N.A.), as Trustee

By:
Authorized Signatory

[Signature Page to Global Note (No. [ • ])]